Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Statement on Schedule 13G filed herewith, and any amendments thereto filed hereafter by any of the undersigned parties, relating to the Class A ordinary shares, par value $0.0001 per share (including Class A ordinary shares issuable upon conversion of Class B ordinary shares, par value $0.0001 per share) of Moringa Acquisition Corp, is being (and will be, in the case of amendments hereto) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: February 15, 2022

Moringa Sponsor US L.P.

By: Moringa Partners Ltd., its sole General Partner

By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	Director

Moringa Sponsor, LP

By: Moringa Partners Ltd., its sole General Partner

By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	Director

/s/ Ilan Levin
ILAN LEVIN